                                 Exhibit 12.1

                                                          RATIO OF EARNINGS TO FIXED CHARGES

                                                                        DECEMBER 31,                                   MARCH 31,
                                              -----------------------------------------------------------        -------------------
                                                   1994        1993        1992        1991        1990             1995        1994
                                              -----------------------------------------------------------        -------------------
FIXED CHARGES:
        Interest on indebtedness                $212,185    $147,945    $156,924    $251,433    $348,858         $62,559     $39,306
        Portion of rents representative
         of interest factor                       14,735      14,609      14,041      13,704      13,107           3,782       3,494
                                              -----------------------------------------------------------        -------------------
           Fixed charges excluding interest
            on deposits                         $226,920     162,554     170,965     265,137     361,965          66,341      42,800
        Interest on deposits                     592,870     542,165     722,657   1,092,335   1,252,126         204,617     132,422
                                              -----------------------------------------------------------        -------------------
           Total fixed charges                  $819,790    $704,719    $893,622  $1,357,472  $1,614,091        $270,958    $175,222
                                              ===========================================================        ===================

EARNINGS
        Income before taxes                     $617,688    $570,962    $464,293    $314,182    $330,706        $160,518    $150,466
        Fixed charges excluding interest
         on deposits                             226,920     162,554     170,965     265,137     361,965          66,341      42,800
                                              -----------------------------------------------------------        -------------------
           Subtotal                              844,608     733,516     635,258     579,319     692,671         226,859     193,266
        Interest on deposits                     592,870     542,165     722,657   1,092,335   1,252,126         204,617     132,422
                                              -----------------------------------------------------------        -------------------
           Total earnings                     $1,437,478  $1,275,681  $1,357,915  $1,671,654  $1,944,797        $431,476    $325,688
                                              ===========================================================        ===================

RATIO OF EARNINGS TO FIXED CHARGES:
        Excluding interest on deposits              3.72        4.51        3.72        2.18        1.91            3.42        4.52
        Including interest on deposits              1.75        1.81        1.52        1.23        1.20            1.59        1.86


                              Page 9 of 9 Pages